UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2012
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

FY 2013 Restricted Stock Award Targets and Performance Criteria

            On May 2, 2012, the Compensation Committee (the "Committee") of the Board of Directors of RF Micro Devices, Inc. (the "Company") approved awards of performance- and service-based restricted stock units ("Awards") in accordance with the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended (the "Plan"), to certain employees, including each of the Company's currently serving named executive officers other than Jerry Neal, the Company's Executive Vice President of Marketing, who will retire from the Company effective May 31, 2012.  The purpose of these Awards is to link a portion of each named executive officer's equity compensation to the achievement of key Company initiatives that the Committee believes have a strong potential to impact longer-term shareholder value creation.  The fair market value for each share of restricted stock underlying each Award was established by the Committee in accordance with its historical grant practices at $4.41 per share, which was the closing price of the Company's common stock as quoted on the NASDAQ Global Select Market on May 1, 2012.  Each Award, in addition to being subject to customary terms and conditions as set forth in the Plan and respective Award agreement, is subject to specified performance and service conditions and represents a contingent right to receive an amount of the Company's common stock at a future date.

            Each Award will be earned, if at all, by each named executive officer based upon the Company's achievement of between one to five performance objectives established by the Committee that must be satisfied during the Company's current fiscal year ending March 30, 2013 or, in the case of one performance objective, by September 30, 2013 (the "Stock Award Performance Periods").  Each of the performance objectives is expressed as a fixed or variable percentage of a target and maximum number of common shares.  If a performance objective is met, the named executive officer shall be granted an Award for a number of shares equal to the target multiplied by the applicable percentage earned and assigned to such performance objective.  The performance objectives relate to achieving a revenue target for a specific class of products, accomplishment of a specific manufacturing cost improvement, developing and qualifying a key second source supplier and expansion of business with a key customer and a key channel partner.

            If between one and five performance objectives are satisfied, each of the Company's currently serving named executive officers will be eligible to receive shares of restricted common stock of the Company at the conclusion of the applicable Stock Award Performance Periods up to the maximum number of shares set forth below:

Name:	Maximum Award
(if all five performance objectives are fully achieved)

Robert A. Bruggeworth	435,375 shares
President and Chief Executive Officer

Steven E. Creviston	226,250 shares
Corporate Vice President and
President of Cellular Products Group

Name:	Maximum Award
(if all five performance objectives are fully achieved)

William A. Priddy, Jr.	170,125 shares
Chief Financial Officer,
Corporate Vice President of Administration and
Secretary

            The shares of restricted stock earned by each named executive officer at the end of the applicable Stock Award Performance Periods, if any, will vest over a three-year period, with 50% vesting following completion of the Stock Award Performance Period and the remaining 50% vesting in equal annual installments over each of the following two years, as long as the named executive officer is an employee of the Company on each such vesting date.  No shares are issued unless, and then only to the extent that, an Award is both earned and vested.

Establishment of FY 2013 Cash Bonus Award Targets and Performance Criteria

            On May 2, 2012, the Committee, in accordance with the terms and conditions of the Company's current Cash Bonus Plan, established the cash bonus award targets and performance criteria applicable to various employees for the first six months of fiscal 2013 (the "FY13 Bonus Awards").  The bonus opportunity for the first six months of fiscal 2013 will represent 30% of the total bonus opportunity for fiscal 2013, while the bonus opportunity for the second six months of fiscal 2013 is expected to represent 70% of such opportunity.  For the first six month period of fiscal 2013, the metrics used to measure performance will be sales and non-GAAP operating income and each metric has an established minimum, target and maximum level.  During this performance period, each metric will constitute 50% of the total bonus opportunity.

With respect to the first six months of the FY13 Bonus Awards, each named executive officer identified below has the opportunity to earn a cash bonus in an amount between 50% and 200% of 30% of his fiscal 2013 annual target bonus percentage (the "Target"), depending on the Company's level of sales and non-GAAP operating income in relation to the Company's Benchmark Plan during the first six months of fiscal 2013.  The Target has been established by the Committee as a percentage of each named executive officer's fiscal 2013 annual base salary.  The bonus earned for each metric will be pro-rated for performance between minimum and maximum levels for such metric and no bonus will be earned unless the Company achieves a minimum non-GAAP operating margin during the first six months of fiscal 2013.  No named executive officer will receive FY13 Bonus Awards that, in the aggregate, exceed 200% of his Target as established by the Committee.

The Target for each of the Company's named executive officers (other than Mr. Neal, who is not eligible for a bonus) is set forth below:

Name:	Target

Robert A. Bruggeworth	100%
President and Chief Executive Officer

Name:	Target

Steven E. Creviston	75%
Corporate Vice President and
President of Cellular Products Group

William A. Priddy, Jr.	75%
Chief Financial Officer,
Corporate Vice President of Administration and
Secretary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/William A. Priddy, Jr.
William A. Priddy, Jr.
Chief Financial Officer, Corporate Vice President
of Administration and Secretary

Date:    May 8, 2012